EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.299.7495

CENTRAL GARDEN & PET REPORTS THIRD QUARTER

RESULTS FOR FISCAL 2004

• EPS Increased 16.7% Year To Date

• Pet Products Segment Solid

LAFAYETTE, CALIFORNIA, August 5, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced its financial results for the fiscal third quarter of 2004, ended June 26, 2004.

Net sales for the third quarter of fiscal 2004 were $374.4 million, an 8.5% increase from $345.1 million in the comparable fiscal 2003 period. The Company recorded net income for the quarter of $17.9 million, a 4.1% increase when compared to net income of $17.2 million in the comparable year ago period. Diluted earnings per share was $0.86, the same as the comparable year-ago period. Depreciation and amortization for the quarter was $4.7 million, compared to $4.5 million in the year-ago period.

Net sales for the first nine months of fiscal 2004 were $955.8 million, a 7.7% increase from $887.6 million in the comparable fiscal 2003 period. The Company recorded net income for the first nine months of $36.1 million, a 20.3% increase when compared to the comparable period a year ago. Diluted earnings per share was $1.74, a 16.8% increase when compared to the year-ago period. Depreciation and amortization for the first nine months of the fiscal year was $13.6 million, compared to $13.3 million in the year-ago period.

“Our branded products strategy, driven by innovation and acquisition, continues to gain momentum despite very soft grass seed sales in the quarter,” commented Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “We plan to continue to grow our businesses with high quality products and leverage our strategic distribution network to grow our customer base, increase sales and expand margins.”

Mr. Novotny concluded, “The demographic trends in both the garden and pet industries remain promising. Central’s emphasis on quality products and innovation; shelf position and distribution capabilities; and strong financial position should enable us to continue to benefit from this momentum.”

Central is reaffirming its fiscal 2004 full-year guidance of sales of $1.25 billion and $1.92-$1.96 per fully diluted share.

The Company will discuss its fiscal third quarter 2004 results on an earnings conference call today at 4:30 p.m. Eastern Time. Individuals may access the call by dialing 1-800-237-9752 and passcode 307 75 668 (domestic) or 617-847-8706 and passcode 307 75 668 (international). The earnings conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 744 10 293 (domestic) and 617-801-6888 and passcode 744 10 293 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and Herbert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net Sales	$374,431	$345,115	$955,766	$887,560
Cost of Goods Sold and Occupancy	256,506	242,908	663,744	625,045

Gross Profit	117,925	102,207	292,022	262,515
Selling, General and Administrative Expenses	86,183	69,628	222,363	199,798

Income from Operations	31,742	32,579	69,659	62,717
Interest Expense	(4,959)	(5,495)	(13,523)	(14,679)
Interest Income	89	69	411	139
Other Income	1,665	1,563	1,935	1,893

Income Before Income Taxes	28,537	28,716	58,482	50,070
Income Taxes	10,596	11,486	22,342	20,028

Net Income	$17,941	$17,230	$36,140	$30,042

Earnings Per Common Share:
Basic	$0.89	$0.89	$1.81	$1.56
Diluted	$0.86	$0.86	$1.74	$1.49

Weighted Average Shares Outstanding
Basic	20,086	19,357	19,968	19,217
Diluted	20,974	20,137	20,753	21,794

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 26, 2004	June 28, 2003	September 27, 2003
Assets
Current Assets:
Cash and Equivalents	$18,211	$75,594	$77,604
Restricted Investments	15,307	—	—
Accounts Receivable	187,360	169,263	146,075
Inventories	242,972	212,233	217,156
Other Current Assets	10,235	11,602	15,222

Total Current Assets	474,085	468,692	456,057
Property & Equipment – Net	101,760	99,841	101,538
Goodwill	310,560	222,780	222,780
Other Assets	56,423	53,664	48,723

Total	$942,828	$844,977	$829,098

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$106,241	$105,901	$105,103
Accrued Expenses	75,403	60,244	47,061
Current Portion of Long-Term Debt	1,026	12,821	1,028

Total Current Liabilities	182,670	178,966	153,192
Long-Term Debt	288,450	249,225	249,225
Other Long-Term Obligations	1,564	2,293	1,585
Shareholders’ Equity	470,144	414,493	425,096

Total	$942,828	$844,977	$829,098